Exhibit 99.6

STOCK PLEDGE AND SECURITY AGREEMENT

K & R, LLC, a Kentucky limited liability company (“Pledgor”) and THE BANK OF KENTUCKY, INC., a Kentucky banking corporation (“Secured Party”), jointly and severally, hereby agree as follows:

Pledge.  In order to induce Secured Party to extend the Obligations, as that term is defined below, Pledgor hereby grants to Secured Party a security interest in, and pledges to Secured Party, the securities described in the attached Exhibit A, which is hereby incorporated by reference as if fully set forth herein, and all income, interest, dividends, and distributions thereon, replacements and substitutions therefor, and the proceeds thereof (collectively, the “Pledged Securities”).  The Pledged Securities are security for the payment to Secured Party of all of the following (the “Obligations”): all loans, advances, debts, liabilities, obligations, covenants and duties owing to Secured Party from any Pledgor of any kind or nature, present or future, whether or not evidenced by any note, guaranty or other instrument, including but not limited to those arising under: (i) the Term Note executed by ORSON OLIVER, Personal Representative of the ESTATE OF HARRY KLETTER, DECEASED; KLETTER HOLDING LLC, a Delaware limited liability company; K & R, LLC, a Kentucky limited liability company; THE HARRY KLETTER FAMILY LIMITED PARTNERSHIP, a Kentucky limited partnership; and 7100 GRADE LANE LLC, a Kentucky limited liability company, payable to Secured Party dated December 31, 2014 in the original principal amount of Two Million Six Hundred Thousand and 00/100 Dollars ($2,600,000.00), and all of the documents executed in connection therewith, and (ii) under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment, participation, purchase, negotiation, discount or otherwise), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising and whether or not contemplated by Pledgor or Secured Party on the date hereof; and, as to all of the foregoing, including any amendments, modifications, or superceding documents to each of the foregoing; and all charges, expenses, fees, including but not limited to reasonable attorneys’ fees, and any other sums chargeable to Pledgor under any of the Obligations.  This Agreement is in addition to any previous assignments or pledges, and such previous assignments and pledges remain in full force and effect.

To the extent that this Agreement is made by Pledgor to provide additional collateral for the obligations of Borrower, then Pledgor acknowledges and agrees that notice of acceptance of this Agreement, notice of extensions of credit to Borrower from time to time, notice of default, diligence, presentment, protest, demand for payment, notice of demand or protest, and any defense based upon a failure of Secured Party to comply with the notice requirements of the applicable version of Uniform Commercial Code Article XIII and IX, are hereby waived.  Secured Party at any time and from time to time, without the consent of or notice to Pledgor, and without impairing or releasing, discharging or modifying the liabilities of Pledgor hereunder, may in its sole discretion (i) change the manner, place or terms of payment or performance of or interest rates on, or change or extend the time of payment or performance of, or other terms relating to any of the Obligations, (ii) renew, increase, substitute, modify, amend or alter, or grant consents or waivers relating to any of the Obligations, any other guarantees or other liabilities, or any collateral for any Obligations or guarantees or other liabilities, (iii) apply any and all payments from any source whatsoever including any proceeds of any collateral, to any Obligations of Borrower in any order, manner and amount, (iv) deal or refrain from dealing with any person or entity, in its sole discretion, with respect to any Obligations in such manner as Secured Party deems appropriate, in its sole discretion, and/or (v) accept, sell, substitute, exchange, compromise, release, surrender, offset, realize upon or otherwise deal with in any manner and in any order any of the Obligations, any guarantee or other liability for any of the Obligations, or any collateral for any of the Obligations or for any guarantee or other liability relating to any of the Obligations.  Irrespective of the taking of or refraining from taking of any of the foregoing actions, the obligations of Pledgor will remain in full force and effect and will not be affected, impaired, discharged, or released in any manner.  Secured Party in its sole discretion may determine the reasonableness of the period which may elapse prior to the making of demand for any payment upon Borrower and it need not pursue any of its remedies against Borrower, any other Pledgor or other person, or any collateral before having recourse against any Pledgor under this Agreement.

1.                                      Representations.  Pledgor warrants and represents that:

1.1                               there are no restrictions upon the transfer of any of the Pledged Securities, other than those that are referenced on the face of the certificate or, for any uncertificated Pledged Securities, as previously disclosed to Secured Party in writing;

1.2                               the Pledged Securities are issued and registered in the name of Pledgor as the legal and beneficial owner thereof, or, if uncertificated, are held in an account owned by Pledgor, and all Pledged Securities are duly authorized, validly issued and fully paid and nonassessable, with no personal liability attaching to the ownership thereof;

1.3                               the Pledged Securities are free and clear of any security interests, pledges, liens, encumbrances, charges, agreements, claims or other arrangements or restrictions of any kind, except as referenced above; and Pledgor will not incur, create, assume or permit to exist any pledge, security interest, lien, charge or other encumbrance of any nature whatsoever on any of the Pledged Securities or assign, pledge or otherwise encumber any right to receive income from the Pledged Securities;

1.4                               Pledgor has the right to transfer the Pledged Securities free of any encumbrances and without obtaining the consent of any other person or entity and Pledgor will defend Pledgor’s title to the Pledged Securities against the claims of all persons; and any registration with, or consent or approval of, or other action by, any federal, state or other governmental authority or regulatory body which was or is necessary for the validity of the pledge of, and grant of the security interest in, the Pledged Securities has been obtained;

1.5                               the pledge of, and grant of the security interest in, the Pledged Securities is effective to vest in Secured Party a valid and perfected first and prior security interest, superior to the rights of any other person, in and to the Pledged Securities; and

1.6                               all of the Pledged Securities in certificated form have been delivered to Secured Party, accompanied by assignments in blank duly executed, and all of the Pledged Securities in uncertificated form are subject to a Notification and Control Agreement by and between Secured Party and the Custodian, as such term is defined therein.

2.                                      Default.  Upon the occurrence of (herein referred to as an “Event of Default”): (i) any Event of Default as defined in any of the documents including any of the Obligations, (ii) any default under any of such documents that do not contain a defined set of “Events of Default”, (iii) any representation or warranty made by Pledgor to Secured Party in this Agreement is false or erroneous in any material respect, or (iv) the failure of Pledgor to observe or perform any covenant or other agreement with Secured Party under this Agreement Secured Party may exercise with respect to the Pledged Securities any one or more of the rights and remedies provided a secured party under applicable law.  At any bona fide public sale Secured Party will be free to purchase all or any part of the Pledged Securities, and Secured Party may purchase all or any part of the Pledged Securities at a private sale to the extent permitted under the applicable version of the Uniform Commercial Code.  Any such sale may be on cash or credit.  Secured Party will be authorized at any such sale (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to persons who will represent and agree that they are purchasing the Pledged Securities for their own account in compliance with Regulation D of the Securities Act of 1933 or any other applicable exemption available under such Act.  Secured Party will not be obligated to make any sale if it determines not to do so, regardless of the fact that notice of the sale may have been given.  Secured Party may adjourn any sale and sell at the time and place to which the sale is adjourned.  Out of the proceeds of any sale Secured Party may retain an amount equal to the unpaid amount due or to become due on all of the Obligations plus the amount of the expenses of such sale, and will pay any balance of such proceeds to Pledgor.  Pledgor will remain liable to Secured Party if there is any deficiency.  Whenever notice is required by law to be sent by Secured Party to Pledgor of any sale or other disposition of the Pledged Securities, ten days written notice sent to Pledgor at the address specified below, or at such other address as Pledgor may furnish Secured Party in writing from time to time for this purpose, will be reasonable.

3.                                      Voting Rights and Transfer.  Prior to the occurrence of an Event of Default, Pledgor will have the right to exercise all voting rights with respect to the Pledged Securities.  At any time after the occurrence of any such Event of Default, Secured Party may transfer any or all of the Pledged Securities into its name or that of its nominee and may exercise all voting rights with respect to the Pledged Securities, but no such transfer will constitute a taking of such Pledged Securities in satisfaction of any or all of the Obligations unless Secured Party expressly so indicates by letter mailed or delivered to Pledgor.

4.                                      Dividends and Interest.

4.1                               Prior to the occurrence of an Event of Default, Pledgor will have the right to receive all interest and all cash dividends declared and paid with respect to the Pledged Securities.

4.2                               If any additional shares are issued to Pledgor as a stock dividend on any of the Pledged Securities, as a result of any split of any of the Pledged Securities, by reclassification or otherwise, such additional shares that are in certificated form will be immediately delivered to Secured Party (together with assignments in blank duly executed), and any Pledged Securities in uncertificated form immediately will be noted on the records of the issuer or any depository as being subject to a lien in favor of Secured Party.  Such additional shares will be subject to this Agreement and a part of the Pledged Securities to the same extent as the original Pledged Securities.

5.                                      Reimbursement of Secured Party.

5.1                               Pledgor agrees to indemnify and hold harmless Secured Party to the full extent permitted by law from and against any and all claims, demands, losses, judgments and liabilities (including liabilities for penalties) of whatever nature, and to reimburse Secured Party for all costs and expenses, including reasonable legal fees and disbursements, growing out of or resulting from the Pledged Securities, this Agreement or the administration and enforcement or exercise of any right or remedy granted to Secured Party hereunder, except for any of the foregoing arising from the gross negligence or willful misconduct of Secured Party.  In no event will Secured Party be liable to Pledgor for any matter or thing in connection with this Agreement other than to account for moneys actually received by it in accordance with the terms hereof.

5.2                               If Pledgor fails to do any act or thing which Pledgor has covenanted to do hereunder or any representation or warranty of Pledgor hereunder will be breached, Secured Party may (but will not be obligated to) do the same or cause it to be done or remedy any such breach and there will be added to the indebtedness secured hereby, the cost or expense incurred by Secured Party in so doing, and any and all amounts expended by Secured Party in taking any such action will be repayable to it upon its demand to Pledgor therefor and, subject to any maximum interest rate limitations specified by applicable law, will bear interest at the highest Default Rate (as defined in any of the Obligations).

5.3                               All indemnities contained in this Section will survive the termination of this Agreement.

6.                                      Further Assurances.  At any time and from time to time, upon demand of Secured Party, Pledgor will give, execute, file and record any notice, financing statement, continuation statement, instrument, document or agreement that Secured Party may consider necessary or desirable to create, preserve, continue, perfect or validate any security interest granted hereunder or to enable Secured Party to exercise or enforce its rights hereunder with respect to such security interest.  Without limiting the generality of the foregoing, Secured Party is authorized to file financing statements, continuation statements and other documents under the Uniform Commercial Code relating to the Pledged Securities and is granted an irrevocable power of attorney to sign the name of the Pledgor thereon.

7.                                      Representations and Warranties to Survive.  All representations, warranties, covenants and agreements made by Pledgor herein or in any document delivered pursuant to the terms of this Agreement will survive the execution and delivery of this Agreement without limitation as to time and amount.

8.                                      Notices.  All notices, demands, requests, consents or approvals and other communications required or permitted hereunder will be in writing, and, to the extent required by applicable law, will comply with the requirements of the Uniform Commercial Code then in effect, and will be addressed to such party at the address set forth below or to such other address as any party may give to the other in writing for such purpose:

To Secured Party:	The Bank of Kentucky, Inc.
Attention: Brett N. Blackwell
111 Lookout Farm Drive
Crestview Hills, Kentucky 41017
(Kenton County)

To Pledgor:	K & R, LLC
c/o Orson Oliver
Waterfront Plaza
325 West Main Street
Suite 1810
Louisville, Kentucky 40202-4255
(Jefferson County)

All such communications, if personally delivered, will be conclusively deemed to have been received by a party hereto and to be effective when so delivered, or if sent by telex, telecopy or telegraphic means, on the day on which transmitted, or if sent by overnight courier service, on the day after deposit thereof with such service, or if sent by certified or registered mail, on the third business day after the day on which deposited in the mail.

9.                                      Miscellaneous.

9.1                               No delay or omission on the part of Secured Party to exercise any right or power arising from any Event of Default will impair any such right or power or be considered a waiver of any such right or power or a waiver of any such Event of Default or an acquiescence therein nor will the action or nonaction of Secured Party in case of such Event of Default impair any right or power arising as a result thereof or affect any subsequent default or any other default of the same or a different nature.

9.2                               If this Agreement is executed by more than one person or entity as the “Pledgor,” the obligations of such persons or entities hereunder will be joint and several.  Unless otherwise specified herein, any reference to “Pledgor” will mean each such person or entity executing this Agreement individually and all of such persons or entities collectively.

9.3                               This Agreement will be binding upon and inure to the benefit of Pledgor and Secured Party and their respective successors and assigns, provided, however, that Pledgor may not assign this Agreement in whole or in part without the prior written consent of Secured Party and Secured Party at any time may assign this Agreement in whole or in part.  All references herein to the “Pledgor” and “Secured Party” will be deemed to apply to Pledgor and Secured Party and their respective heirs, administrators, successors and assigns.

9.4                               This Agreement and the Exhibits attached hereto, constitute the entire agreement of the parties and supersede all prior negotiations, agreements and understandings regarding the subject matter of this Agreement.  No modification or waiver of any provision of this Agreement, nor consent to any departure by Pledgor therefrom, will be established by conduct, custom or course of dealing; and no modification, waiver or consent will in any event be effective unless the same is in writing and specifically refers to this Agreement, and then such waiver or consent will be effective only in the specific instance and for the purpose for which given.  No notice to or demand on Pledgor in any case will entitle Pledgor to any other or further notice or demand in the same, similar or other circumstance.

9.5                               If fulfillment of any provision hereof or any transaction related hereto at the time performance of such provision is due, involves transcending the limit of validity prescribed by law, then ipso facto, the obligation to be fulfilled will be reduced to the limit of such validity; and if any clause or provision herein contained operates or would prospectively operate to invalidate this Agreement in whole or in part, then such clause or provision only will be void, as though not herein contained, and the remainder of this Agreement will remain operative and in full force and effect.

9.6                               Whenever used herein, the singular number will include the plural, the plural the singular and the use of the masculine, feminine or neuter gender will include all genders.

9.7                               The headings in this Agreement are for convenience only and will not limit or otherwise affect any of the terms hereof.

9.8                               Pledgor hereby agrees that Secured Party will not be chargeable for any negligence, mistake, act or omission of any employee, accountant, examiner, agent or attorney employed by Secured Party (except for their willful misconduct) in making examinations, investigations or collections, or otherwise in perfecting, maintaining, protecting or realizing upon any lien or security interest or any other interest in the Collateral or other security for the Obligations.

9.9                               This Agreement has been delivered and accepted at and will be deemed to have been made at Lexington, Kentucky and will be interpreted and the rights and liabilities of the parties hereto determined in accordance with the laws of the Commonwealth of Kentucky, without regard to conflicts of law principles.

9.10                        Pledgor hereby irrevocably agrees and submits to the exclusive jurisdiction of any state or federal court located within Jefferson County, Kentucky, or, at the option of Secured Party in its sole discretion, of any state or federal court(s) located within any other county, state or jurisdiction in which Secured Party at any time or from time to time chooses in its sole discretion to bring an action or otherwise exercise a right or remedy, and Pledgor waives any objection based on forum non conveniens and any objection to venue of any such action or proceeding.

9.11                        The parties hereto each waive any right to trial by jury in any action or proceeding relating to this Agreement, the Obligations, or any actual or proposed transaction or other matter contemplated in or relating to any of the foregoing.

9.12                        Borrower hereby incorporates Exhibit A attached hereto as if fully set forth herein.

10.                               Prohibition on Transfer of Collateral.  Pledgor agrees that Pledgor will not sell, transfer, assign or encumber any of Pledgor’s rights in any of the Collateral or grant any rights in or to any of the Collateral except pursuant to this Agreement.

Signed on December 31, 2014.

	K & R, LLC		THE BANK OF KENTUCKY, INC.
	A Kentucky Limited Liability Company (Pledgor)		A Kentucky Banking Corporation (Secured Party)

By:	/s/ Orson Oliver, President	By:	/s/ Brett N. Blackwell
	KLETTER HOLDING LLC (its Sole Member)		BRETT N. BLACKWELL (its Vice President)

	/s/ Orson Oliver		/s/ Sean Garber
	ORSON OLIVER		SEAN GARBER
	Pursuant to Irrevocable Proxy of K & R, LLC, a Kentucky		Pursuant to Irrevocable Proxy of K & R, LLC, a Kentucky
	limited liability company dated November 19, 2013		limited liability company dated November 19, 2013

EXHIBIT A TO PLEDGE AGREEMENT WITH PLEDGOR

Number of Shares of Common Stock	Company	Stock Certificate Number
549,168*	Industrial Services of America, Inc.

(*)                                 549,168 (unrestricted shares)

Stock Certificate Number:  N/A (Street Name/Book Entry)